As filed with the Securities and Exchange Commission on April 24, 2013

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

STEMLINE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	45-0522567 (IRS Employer Identification No.)

 750 Lexington Avenue

Sixth Floor
New York, New York 10022

 (Address, including zip code, of Principal Executive Offices)

Stemline Therapeutics, Inc. 2012 Equity Incentive Plan

Stemline Therapeutics, Inc. Amended and Restated

2004 Employee, Director and Consultant Stock Plan

(Full title of the plans)

Ivan Bergstein, M.D.	Copies to:
Chairman, President and Chief Executive Officer	Matthew W. Mamak
Stemline Therapeutics, Inc.	Alston & Bird LLP
750 Lexington Avenue	90 Park Avenue
Sixth Floor	12th Floor
New York, New York 10022	New York, New York 10016
(646) 502-2310	(212) 210-9400
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.0001 par value	1,663,727(1)	$12.15(2)	$20,210,123.73(2)	$2,756.66
Common Stock, $0.0001 par value	1,819,839(3)	$2.76(4)	$5,030,762.93(4)	$686.20
Total	3,483,566	—	—	$3,442.86

(1)         Represents shares issuable pursuant to the grant or exercise of awards under the Stemline Therapeutics, Inc. 2012 Equity Incentive Plan (the “2012 Plan”), including any additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the 2012 Plan.

(2)         Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(h) and (c) under the Securities Act, based on the average of the high and low prices of the Company’s Common Stock on the Nasdaq Capital Market on April 19, 2013.

(3)         Represents shares underlying previously-granted, unexercised stock options under the 2012 Plan and the Stemline Therapeutics, Inc. Amended and Restated 2004 Employee, Director and Consultant Stock Plan (the “2004 Plan”), including any additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the 2012 Plan and the 2004 Plan.

(4)         Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(h) under the Securities Act, based on the weighted average exercise price of previously-granted stock options.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a)                                 The documents constituting Part I of this registration statement will be delivered to participants in the 2012 Plan and the 2004 Plan as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b)                                 Upon written or oral request, Stemline Therapeutics, Inc. (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Kenneth Hoberman at 750 Lexington Avenue, Sixth Floor, New York, New York 10022 or via telephone number at (646) 502-2310.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference and deemed to be a part hereof:

•                  the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (including information incorporated therein by reference) filed on April 1, 2013;

•                  the Company’s Current Report on Form 8-K filed on February 6, 2013;

•                  the description of the Company’s Common Stock contained in the Registration Statement on Form 8-A12B, filed July 30, 2012, and any amendment or report filed for the purpose of updating such description; and

•                  all other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s certificate of incorporation provides that no director shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is party or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

The Company’s certificate of incorporation provides that it will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was, or has agreed to become, the Company’s director or officer, or is or was serving, or has agreed to serve, at the Company’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

The Company’s certificate of incorporation also provides that it will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Company to procure a judgment in the Company’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, the Company’s director or officer, or is or was serving, or has agreed to serve, at the Company’s request as a director, officer, partner, employee or trustee or, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Company against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If the Company doesn’t assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

The Company has entered into indemnification agreements with its directors. In general, these agreements provide that the Company will indemnify the director to the fullest extent permitted by law for claims arising in his or her capacity as a director of the Company or in connection with his or her service at the Company’s request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director makes a claim for indemnification and establish certain presumptions that are favorable to the director.

The Company maintains a general liability insurance policy which covers certain liabilities of the Company’s directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings.

(a)         The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(ii)                                  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 24th day of April, 2013.

STEMLINE THERAPEUTICS, INC.

By:	/s/ Ivan Bergstein, M.D.
Ivan Bergstein, M.D.
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the individuals whose signatures appear below constitute and appoint Ivan Bergstein, M.D., his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ivan Bergstein, M.D.	President, Chief Executive Officer, and Chairman	April 24, 2013
Ivan Bergstein, M.D.	(Principal Executive Officer)

/s/ Stephen P. Hall	Vice President of Finance and Chief Accounting Officer	April 24, 2013
Stephen P. Hall	(Principal Financial and Accounting Officer)

/s/ Ron Bentsur	Director	April 24, 2013
Ron Bentsur

/s/ J. Kevin Buchi	Director	April 24, 2013
J. Kevin Buchi

/s/ Eric L. Dobmeier	Director	April 24, 2013
Eric L. Dobmeier

/s/ Kenneth Zuerblis	Director	April 24, 2013
Kenneth Zuerblis

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

3.1	Restated Certificate of Incorporation of Stemline Therapeutics, Inc., filed as Exhibit 3.1 to Form 8-K filed on February 6, 2013 (File No.001-35619) and incorporated herein by reference.
3.2	Amended and Restated Bylaws of Stemline Therapeutics, Inc., filed as Exhibit 3.2 to Form 8-K filed on February 6, 2013 (File No. 001-35619) and incorporated herein by reference.
5.1	Opinion of Alston & Bird LLP.
23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1).
23.2	Consent of Independent Registered Public Accounting Firm.
24.1	Power of Attorney (included on signature page).
10.10	Amended and Restated 2004 Employee, Director and Consultant Stock Plan, filed as Exhibit 10.10 to Form S-1 filed on April 2, 2012 (File No. 333-180515) and incorporated herein by reference.
10.13	2012 Equity Incentive Plan, filed as Exhibit 10.13 to Form S-1/A on July 19. 2012 (File No. 333-180515) and incorporated herein by reference.